EXHIBIT 4.2

BEX PORTFOLIO, LLC.

SIXTH SUPPLEMENTAL INDENTURE

THIS SIXTH SUPPLEMENTAL INDENTURE (this “Sixth Supplemental Indenture”) is entered into as of April 1, 2014 between, BEX Portfolio, Inc., a Delaware corporation (the “Company”) and a direct subsidiary of Essex Property Trust, Inc., a Maryland corporation (the “Parent Company”),  BEX Portfolio, LLC, a Delaware limited liability company (the “Successor Company”), and a subsidiary of Essex Portfolio, L.P., a California limited partnership (“EPLP”), and The Bank of New York Mellon Trust Company, National Association (successor to J.P. Morgan Trust Company, National Association), a bank duly organized and existing under the laws of the United States, as trustee (the “Trustee”), under that certain Indenture, dated as of June 23, 1997 (the “Original Indenture”), as amended and supplemented by that certain First Supplemental Indenture, dated as of April 23, 1998 (the “First Supplemental Indenture”), as further amended and supplemented by that certain Second Supplemental Indenture, dated as of August 15, 2006 (the “Second Supplemental Indenture”), as further amended and supplemented by that certain Third Supplemental Indenture, dated as of November 3, 2006 (the “Third Supplemental Indenture”), as further amended and supplemented by that certain Fourth Supplemental Indenture, dated as of March 19, 2014 (the “Fourth Supplemental Indenture”), and as further amended and supplemented by that certain Fifth Supplemental Indenture, dated as of April 1, 2014 (the “Fifth Supplemental Indenture” and, collectively with the Original Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture, the “Indenture”).

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of December 19, 2013, with BRE Properties, Inc., a Maryland corporation (“BRE”), and the Parent Company, BRE, concurrently with the effectiveness of the Fifth Supplemental Indenture, merged with and into the Company, with the Company surviving as a direct subsidiary of the Parent Company (the “BRE Merger”);

WHEREAS, pursuant to an Agreement and Plan of Merger, dated April 1, 2014, the Company, subsequent to the BRE Merger and the Fourth Supplemental Indenture becoming operative, and concurrently with the effectiveness of this Sixth Supplemental Indenture, will merge with and into the Successor Company, with the Successor Company surviving as a subsidiary of EPLP (the “Subsequent Merger”);

WHEREAS, pursuant to an Offering Memorandum and Consent Solicitation Statement, dated as of March 5, 2014 (the “Offering Memorandum and Consent Solicitation Statement”), of EPLP, holders of a majority in aggregate principal amount of all Outstanding Debt Securities of each series of Debt Securities Outstanding under the Indenture consented to the deletion of Sections 801, 803 and 1008 of the Original Indenture as set forth in Article Four of the Fourth Supplemental Indenture;

WHEREAS, the Fourth Supplemental Indenture became operative on the date hereof upon the waiver or satisfaction of all of the Conditions (as defined in the Offering Memorandum and Consent Solicitation Statement) and the delivery by the Company of an Officers’ Certificate  to the Trustee informing the Trustee of the occurrence thereof;

WHEREAS, pursuant to Section 901(1) of the Indenture, without the consent of any Holders of Debt Securities, the Company, when authorized by or pursuant to a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more supplemental indentures to evidence the succession of another Person to the Company, and the assumption by any such successor of the covenants of the Company contained in the Indenture and the Debt Securities;

WHEREAS, the Company has furnished the Trustee, pursuant to Sections 102 and 903 of the Indenture (i) an Officers’ Certificate and an Opinion of Counsel stating that this Sixth Supplemental Indenture complies with the requirements of Article 9 of the Indenture and all conditions precedent provided for in the Indenture relating to this Sixth Supplemental Indenture have been complied with, and (ii) a copy of the Board Resolutions authorizing the execution of the Sixth Supplemental Indenture;

WHEREAS, as a result of the Subsequent Merger, the Company desires and has requested the Trustee join with it and the Successor Company in entering into this Sixth Supplemental Indenture for the purpose of supplementing the Indenture to evidence the succession of the Successor Company to the Company and to provide for the assumption by the Successor Company of the covenants of the Company contained in the Indenture and the Debt Securities; and

WHEREAS, the Company and the Successor Company have duly authorized the execution and delivery of this Sixth Supplemental Indenture and have done all things necessary to make this Sixth Supplemental Indenture a valid agreement of the parties hereto, in accordance with its terms.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, and for the equal and proportionate benefit of the Holders of the Debt Securities, the Company, the Successor Company and the Trustee agree as follows:

Article One

Definitions and Other Provisions of General Application

Section 101.  Definitions.    Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Indenture.

Section 102.   Effects of Headings.  The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 103.   Successors and Assigns.  All covenants and agreements in this Sixth Supplemental Indenture by the Company and the Successor Company shall bind their successors and assigns, whether so expressed or not.

Section 104.  Separability Clause.  In case any provision in this Sixth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 105.  Benefits of Indenture.  Nothing in this Sixth Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto, any Debt Security Registrar, any Paying Agent, any Authenticating Agent and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under the Indenture or this Sixth Supplemental Indenture.

Section 106.  Governing Law.  This Sixth Supplemental Indenture shall be governed by and construed in accordance with the law of the State of New York.  This Sixth Supplemental Indenture is subject to the provisions of the TIA that are required to be part of this Sixth Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.

Section 107.  Effectiveness.  This Sixth Supplemental Indenture shall take effect upon the effectiveness of the Subsequent Merger.

Section 108.  Relation to the Original Indenture. This Sixth Supplemental Indenture supplements the Indenture and shall be a part and subject to all the terms thereof. Except as supplemented hereby, all of the terms, provisions and conditions of the Indenture and the Debt Securities issued thereunder shall continue in full force and effect.

Section 109.  Concerning the Trustee.  The Trustee makes no representation as to the validity or sufficiency of this Sixth Supplemental Indenture or to the recitals contained herein.

Section 110.  Counterparts.  This Sixth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Indenture.

Article Two

Assumption of Obligations

Section 201.  Assumption of Obligations.  In connection with 901(1) of the Indenture, as and from the effective time of the Subsequent Merger, the Successor Company shall succeed to and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if the Successor Company had been named as the “Company” in the Indenture and the Successor Company hereby assumes the covenants of the Company contained in the Indenture and in the Debt Securities.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed, all as of the day and year first above written.

BEX PORTFOLIO, INC.
as Company

By:  /s/ Mark J. Mikl
Name: Mark J. Mikl
Title: Vice President

BEX PORTFOLIO, LLC
as Successor Company

By: ESSEX PORTFOLIO, L.P., as sole member
By: ESSEX PROPERTY TRUST, INC., as general partner
By:  /s/ Mark J. Mikl
Name: Mark J. Mikl
Title: Senior Vice President, Capital Markets and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION
as Trustee

By:  /s/ Melonee Young
Name: Melonee Young
Title: Vice President